Hogan Lovells US LLP 8350 Broad St. 17th Floor Tysons, VA 22102 T +1 703 610 6100 F +1 703 610 6200 www.hoganlovells.com

September 29, 2025

Board of Directors

National CineMedia, Inc.

6300 S. Syracuse Way, Suite 300

Centennial, Colorado 80111

To the addressee referred to above:

We are acting as counsel to National CineMedia, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to (A) the proposed public offering by the Company of up to $300,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) unsecured debt securities (the “Debt Securities”); (ii) shares of preferred stock, (the “Preferred Shares”); (iii) shares of common stock, $0.01 par value per share (the “Common Shares”); (iv) warrants to purchase Common Shares (the “Common Stock Warrants”); (v) Preferred Shares represented by depositary receipts (the “Depositary Shares”); (vi) purchase contracts to purchase or sell Debt Securities, Preferred Shares, Common Shares, Common Stock Warrants, or Depositary Shares, or debt obligations of third parties (the “Purchase Contracts”); and (vii) units consisting of any combination of two or more of the foregoing (the “Units,” and together with the Debt Securities, Preferred Shares, Common Shares, Common Stock Warrants, Depositary Shares, and Purchase Contracts, the “Company Securities”) and (B) the resale by the selling stockholder named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to an aggregate of 27,144,638 Common Shares (the “Resale Shares”), including 480,290 shares of Common Shares purchased by the selling stockholder in open market transactions (the “Open Market Shares” and, together with the Resale Shares and Company Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus that forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing. For purposes of our opinion, we assume that the Open Market Shares were, when originally issued, duly authorized, validly issued, fully-paid

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September 29, 2025

and non-assessable, and were the subject of a legal opinion issued prior to the date hereof by a firm of licensed attorneys to such effect.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Company Securities to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Company Securities; (ii) at the time of offer, issuance and sale of any Company Securities, the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture filed as Exhibit 4.5 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) prior to any issuance of Preferred Shares or Depositary Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (vii) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary; (viii) any Purchase Contracts will be issued under one or more purchase agreements, each to be between the Company and a financial institution or other party identified therein; (ix) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution or other party identified therein as unit agent; (x) if being sold by the issuer thereof, the Company Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (xi) the Company will remain a Delaware corporation

To the extent that the obligations of the Company with respect to the Company Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Common Stock Warrants, under the deposit agreement for any Depositary Shares, under the purchase agreement for any Purchase Contracts, and under the unit agreement for any Units, namely, the trustee, the warrant agent, the depositary, the applicable counterparty to any purchase agreement, or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, deposit agreement, purchase agreement, or unit agreement, as applicable; that such indenture, warrant agreement, deposit agreement, purchase agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, deposit agreement, purchase agreement, or unit agreement as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such

September 29, 2025

indenture, warrant agreement, deposit agreement, purchase agreement, or unit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (a), (d), (e), (f), and (g), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Debt Securities (including any Debt Securities duly issued upon the exercise of Purchase Contracts or Units), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

(b) The Preferred Shares (including any Preferred Shares represented by Depositary Shares and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c) The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable will be valid and binding obligations of the Company.

(d) The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e) The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(f) The Purchase Contracts, upon due execution and delivery of a purchase agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

September 29, 2025

(g) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and the unit agent named therein, upon due authentication of the Units by such unit agent, and upon due execution and delivery of such Units and the underlying securities that are components of such Units in accordance with any applicable unit agreement and the applicable indenture (in the case of underlying Debt Securities), certificate of designations (in the case of underlying Preferred Stock), deposit agreement (in the case of underlying Depositary Shares), warrant agreement (in the case of underlying Common Stock Warrants, as applicable), or purchase agreement (in the case of underlying Purchase Contracts), and assuming that the underlying securities that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, such Units will constitute valid and binding obligations of the Company.

(h) As of the date hereof, the Resale Shares are validly issued, fully paid and nonassessable.

The opinions expressed in paragraphs (a), (d), (e), (f), and (g) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Company Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP